Exhibit 10.42

                              NBA PROPERTIES, INC.

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NBA Properties, Inc.

LICENSEE: THE SCORE BOARD, INC.           RETAIL LICENSE AGREEMENT
ADDRESS:  1951 Old Cuthbert Rd.           Type: Non-exclusive
          Cherry Hill, NJ 08034           No:  805

THIS RETAIL LICENSE AGREEMENT is entered into by NBA Properties, Inc. ("NBAP"), with its principal office at 645 Fifth Avenue, New York, New York 10022, and the Licensee listed above ("SCORE BOARD") with regard to the commercial use of certain names, logos, symbols, emblems, designs, uniforms or identifications (the "Marks") of the National Basketball Association (the "NBA") and its Member Teams (collectively, the "NBA Marks") as well as, on a group basis, the names, likenesses, photographs, signatures and other identifiable attributes of all current, active NBA players (the "Player Attributes"). NBAP hereby grants to SCORE BOARD, and SCORE BOARD hereby accepts, the non-exclusive right to use: (i) the Marks of the Member Teams and the logo and identification of the NBA, NBA All-Star Weekend and NBA Playoffs and Finals (collectively, the "Licensed Marks") solely in connection with the design, manufacture, distribution, advertisement, promotion and sale of the Licensed Products (described in Section
A) that depict active or retired NBA players who are currently under contract to SCORE BOARD (or signed by SCORE BOARD during the term hereof) to autograph merchandise and serve as spokesmen for SCORE BOARD's memorabilia program ("SCORE BOARD Endorsers") and have not "opted-out" of the NBA "Group License" (as more fully described below) with respect to the products which SCORE BOARD has obtained rights hereunder to use the Licensed Marks; and (ii) the Player Attributes and Licensed Marks in connection with the Licensed Products described in Section A(4) & (5). No license is granted for the use of the Licensed Marks or Player Attributes for any purpose other than on the Licensed Products and in the advertisement and promotion of the Licensed Products in accordance with this Agreement. The parties agree that the terms of the license are as follows:

A. LICENSED PRODUCTS:

   (1) NBA "Official Licensed" game jerseys, basketballs, game photos and trading cards (purchased by SCORE BOARD, at its sole cost, from existing NBAP licensees, collectively, "Purchased Product") personally autographed by SCORE BOARD Endorsers.

   (2) Limited edition ceramic plates and ceramic and/or metallic figurines, as described below, featuring SCORE BOARD Endorsers in their NBA team uniforms and personally autographed by SCORE BOARD Endorsers: 10-1/4" plates in single or multiple limited editions (edition sizes are subject to NBAP approval): and 10" figurines in single or multiple limited editions (edition sizes are subject to NBAP approval). At no time during the term hereof shall SCORE BOARD use in the production or marketing of merchandise in such categories more than 5 different SCORE BOARD Endorsers in the aggregate.

   (3) Open edition ceramic steins and 3-1/2" mini-plates featuring SCORE BOARD Endorsers in their NBA team uniforms. At no time during the term hereof shall SCORE BOARD use in the production or marketing of merchandise in such categories more than 5 different SCORE BOARD Endorsers in the aggregate.

   (4) 2-1/2" x 3-1/4" ceramic cards (featuring Player Attributes); 5" x 7" and 8" x 10" photographs (featuring Player Attributes) mounted on wood plaques, plexiglas-covered, with engraved name plates; 8" x 10", 11" x 14" and 16" x 20" photographs (featuring Player Attributes) which are matted and framed, with engraved metal plates. During the 1st Contract Year, the number of NBA players represented in each of the product lines under this subparagraph shall be not less than twenty-seven (27); during the 2nd Contract Year, the number of NBA players represented shall be not less than thirty-six (36).

   (5) Lapel pins featuring the Player Attributes. During 1st Contract Year, the number of NBA players represented in this product line shall be not less than fifty (50); during 2nd Contract Year, the number of NBA players represented shall be not less than seventy-five (75).

B. TERM: June 1, 1994-July 31, 1996

C. TERRITORY: The 50 United States, the District of Columbia and Canada

D. ROYALTY RATES:*

E. MINIMUM GUARANTEES:*

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                                                            NBAP LICENSE NO. 805

F. ADVANCE:*

G. ADVERTISING AND PROMOTION: During the term hereof, in addition to royalties payable to NBAP under this Agreement, SCORE BOARD shall pay NBAP (in addition to, and simultaneously with, its royalty payments) an amount equal to two percent (2%) of monthly Net Sales (or the subject reporting period) which NBAP shall expend directly on consumer directed advertising and promotion of NBA "Official Licensed Products" in NBAP-controlled media vehicles or on other NBA advertising or promotional activities as NBAP may determine in its sole discretion.

AGREED TO AND ACCEPTED,                 AGREED TO AND ACCEPTED:
subject to the attached NBAP            NBA PROPERTIES, INC.:
temms and conditions which the
undersigned has read:                   By: /s/ Rick Welts
THE SCORE BOARD, INC.                       Rick Welts, President

By: ___/s/ Ken Goldin_________
Title: ______CEO______________          Dated: _________6/20/94____________

_____________
*Certain confidential information has been omitted and filed separately with the Commission.

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                                                            NBAP LICENSE NO. 805
1. ADDITIONAL DEFINITIONS

   For the purposes of this Agreement:

   (a) "Contract Year" shall mean a twelve (12) month accounting period commencing August 1 (unless another commencement date is indicated in Section B above) and concluding July 31.

   (b) "Net Sales" shall mean the dollar amount (including other receivables of any kind whatsoever) of the gross sales of Licensed Products actually sold by SCORE BOARD, after deducting any bona-fide credit or adjustment for returns actually made and volume discounts customarily given to the trade (such discounts may not exceed two percent (2%) of the gross sales for the applicable accounting period). In computing Net Sales, no direct or indirect expenses or costs incurred in connection with paying royalties due under this Agreement (except for SCORE BOARD's costs of Purchased Product) or manufacturing, selling, distributing, importing or advertising (including cooperative and other advertising and promotion allowances) the Licensed Products shall be deducted, nor shall any deduction be made for uncollectible accounts, cash discounts, early payment discounts, discounts relating to advertising, mark-down allowances or other allowances. Net Sales resulting from sales to any party directly or indirectly related to or affiliated with SCORE B0ARD shall be computed based on regular selling prices to the trade. If such related party or affiliate is a reseller to the trade of the Licensed Products, the relevant sales price shall be that of such affiliated party.

   (c) "Premium" shall mean anything given free or sold at substantially less than its usual selling price (but does not include sales made pursuant to periodic price reductions resulting from "specials," "sales," or volume pricing discounts) for the purpose of increasing the sale of, or publicizing, any product or service, or other giveaway or promotional purpose. Other giveaway or promotional purposes include, but are not limited to, self-liquidating offers, uses of Licensed Products as sales force or trade incentives and sales of Licensed Products through distribution schemes involving earned discounts or "bonus" points based on the consumers' use of the offeror's product or service.

   (d) "Standard Weight" means a garment weight of less than 5.5 oz. in the case of non-fleece items and less than 10.5 oz. in the case of fleece items.

2. TEAM REPRESENTATION; LIMITATIONS ON LICENSE

   Unless otherwise approved by NBAP, each type of Licensed Product must be manufactured in a version for each Member Team. SCORE BOARD acknowledges that no license is granted for the use of the NBA silhouetted dribbler logo in combination with any Mark of the Member Teams (except insofar as the NBA logo is embodied in the NBA "Official Licensed Product" logo). All designs of the Licensed Products using the Licensed Marks, including any packages, containers or tags, shall be used solely in furtherance of this Agreement, and such designs will not be used in any other respect by SCORE BOARD nor will SCORE BOARD authorize any third party to use such designs. Notwithstanding the foregoing, NBAP acknowledges that SCORE BOARD may hold other licenses pursuant to which SCORE BOARD manufactures, distributes or sells products similar in design to the Licensed Products and nothing in this Agreement is intended to prohibit SCORE BOARD's manufacture, distribution or sale of such products. No license is granted for the use of the Licensed Marks for any purpose other than upon the Licensed Products and in the advertisement and promotion of the Licensed Products pursuant to the terms of this Agreement.

3. STATEMENTS AND PAYMENTS; REPORTING

   (a) Statement and Payments: By the fifteenth (15th) day following the end of each month, SCORE BOARD shall furnish (on forms provided by NBAP) full and accurate statements broken down by U.S. and Canadian sales, certified by an officer of SCORE BOARD, showing all information relating to the calculation of Net Sales in the applicable country for the preceding month. Simultaneously with the submission of such statement, SCORE BOARD shall make any royalty payments required under this Agreement. Such monthly statements shall be furnished whether or not there are any Net Sales for that month. If SCORE BOARD shall fail to pay any amount due under this Paragraph, SCORE BOARD shall pay interest on such amount at a rate equal to the lesser of (i) three percent (3%) per annum over the highest prime rate (announced by Chemical Bank, New York branch) prevailing during the period between the date the payment first became due and the date such payment is actually paid, or (ii) the highest rate permitted by law during the period between the date the payment first became due and the date such payment is actually paid. The receipt or acceptance by NBAP of any of the statements furnished or royalties paid by SCORE BOARD (including the cashing of any royalty checks) shall not preclude NBAP from questioning their accuracy at any time or auditing SCORE BOARD's books and records pursuant to Paragraph 12. All payments and computations shall be in U.S. dollars, from a U.S. bank, at the spot rate for the local currency as published in the Wall Street Journal for the last business day of the royalty reporting period

   (b) No Cross Collateralization. Royalty payments shall only be applied against the minimum payment for the Contract Year in which the royalty payment accrued (i.e.,

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                                                            NBAP LICENSE NO. 805

       any short-fall or payment in excess of the Minimum Guarantee in a given Contract Year may not be off-set or credited against the Minimum Guarantees for any other Contract Year or any other NBA license held by SCORE BOARD or permission to distribute Licensed Products outside the Territory).

4. NON-RESTRICTIVE GRANT; RIGHTS RESERVED

   Nothing in this Agreement shall prevent NBAP from granting any other licenses and rights. All rights not granted in this Agreement are expressly reserved by NBAP. No right of renewal or option to extend is granted or implied.

5. PREMIUMS

   The Licensed Products may only be used as a Premium with the prior written approval of NBAP in each instance and pursuant to a separate agreement with NBAP. Nothing in this Agreement shall prohibit SCORE BOARD from marketing the Licensed Products using creative techniques including, but not limited to, periodic "specials," "sales," or volume discount prices, as the market may require, so long as all receipts are accounted for in Net Sales and as required by this Agreement.

6. GOODWILL

   SCORE BOARD recognizes the great value of the goodwill associated with the NBA Marks and acknowledges that the goodwill attached to the NBA Marks belongs to NBAP, the NBA and its Member Teams and that such NBA Marks have secondary meanings in the minds of the public. SCORE BOARD shall not, during the Term or thereafter, attack the property rights of the Member Teams, whether severally owned or held in association as the NBA, or NBAP's property rights, in and to NBA Marks, or attack the validity, legality or enforceability of this Agreement.

7. PROTECTION OF RIGHTS

   (a) Unauthorized Sales: SCORE BOARD shall cooperate to the fullest extent necessary to assist in the protection of the several and joint rights of the Member Teams of the NBA and NBAP in and to the Licensed Marks. SCORE BOARD shall cooperate with NBAP in its anti-piracy enforcement efforts, including being named by NBAP as a sole or co-complainant in any action against an infringer. SCORE BOARD agrees to pay to NBAP, and waives all claims to, all damages or other monetary relief recovered in such action by reason of a judgment or settlement (other than for reasonable attorneys fees and expenses incurred at NBAP's request) whether or not such damages or any part of such damages represent or are intended to represent injury sustained by SCORE BOARD. The foregoing is not intended to preclude any action that SCORE BOARD may have with respect to the infringement of its proprietary rights.

   (b) Ownership of Marks: Any copyright, trademark or service mark procured by SCORE BOARD with respect in and to or involving the Licensed Marks, derivations or adaptations of the Licensed Marks, or any word, symbol or design which is similar to the Licensed Marks so as to suggest association with or sponsorship by the NBA, one of its Member Teams or any of their affiliates, shall be procured for the benefit of and in NBAP's name, but at SCORE BOARD's expense, notwithstanding their creation by SCORE BOARD. SCORE BOARD shall take all necessary steps to secure an assignment of the copyright from a creator of work that is not work-for-hire. Any copyright, trademark or service mark affecting the Licensed Marks already procured or applied for shall be assigned to NBAP.

   (c) Notices, Labeling and Records: In every instance where the logo of the NBA or any of its Member Teams is used, SCORE BOARD shall cause to appear on or within each Licensed Product sold, by means of a tag, label, imprint or other appropriate device, the notice "TM" or "(R)" or such other copyright, trademark or service mark notices (including the form, location and content of such notices) as NBAP may from time to time designate. In addition, the following general notice must be included on a label, the packaging material or on a separate slip of paper packed with or attached to the Licensed Product:

               "The NBA and individual NBA member team identifications reproduced on this product are trademarks which are the exclusive property of NBA Properties, Inc. and the respective member teams and may not be used without the written consent of NBA Properties, Inc."

       SCORE BOARD further agrees that: (i) all Licensed Products shall bear the NBA "Official Licensed Product" logo on either the article or its packaging in such place, and in such prominence, as NBAP may designate from time-to-time, (ii) it shall faithfully comply with and adhere to NBAP's mandatory hologram "Official Licensed Product" identification system and Printables Policy (if applicable), or such other identification systems that NBAP may establish from time to time, and
       (iii) unless otherwise agreed by NBAP, it shall not cross-license or otherwise use other licensed properties with the Licensed Products or Licensed Marks.

   (d) SCORE BOARD Tradenames and Trademarks: SCORE BOARD shall permanently affix labeling on each Licensed Product or its packaging, indicating its name, trade name and address so that the public can identify the supplier of the Licensed Product. SCORE BOARD shall advise NBAP in writing of SCORE BOARD's tradenames or trademarks used on Licensed Products. SCORE BOARD may only sell Licensed Products under mutually agreed upon trade names or trademarks and shall not

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                                                            NBAP LICENSE NO. 805

       incorporate the Licensed Marks into SCORE BOARD's corporate or business name or trademark in any manner whatsoever except that SCORE BOARD may, with NBAP's approval, use the Official Licensed Product logo on its business stationery and business cards. SCORE BOARD agrees not to use, whether during or after the Term, any Marks (i) confusingly similar to the Licensed Marks, or (ii) intended to relate or refer to the Licensed Marks, the Member Teams or events involving Member Teams.

8. INDEMNIFICATIONS

   (a) SCORE BOARD agrees to be solely responsible for, defend, hold harmless and indemnify NBAP, the NBA and its Member Teams and their respective directors, governors, officers, employees and agents (collectively "NBA Parties"), against any claims, demands, causes of action or damages, including attorneys' fees (collectively, "Claims"), arising out of:(i) the acts or omissions of SCORE BOARD, (ii) any breach of this Agreement by SCORE BOARD, or (iii) any defect (whether obvious or hidden and whether or not present in any sample approved by NBAP) in a Licensed Product or any packaging or other materials, or arising from personal injury or any infringement of any rights of any other person by the manufacture, sale, possession or use of Licensed Products or their failure to comply with applicable laws, regulations and standards, provided SCORE BOARD is given immediate written notice of and shall have the option to undertake and conduct the defense of any such Claim. NBAP shall in no event be entitled to recover for lost profits. In any instance to which the foregoing indemnities pertain, NBAP shall cooperate fully with SCORE BOARD in all respects in connection with any such defense. NBAP shall not enter into a settlement of such Claim without SCORE BOARD's written approval. SCORE BOARD will obtain and maintain product liability insurance providing protection for the NBA Parties against any Claims arising out of any alleged defects in the Licensed Products or any use of the Licensed Products, in an amount and providing coverage satisfactory to NBAP. Such insurance shall be carried by an insurer with a rating by A.M. Best Co. of A-7 or other rating satisfactory to NBAP. Such insurance policy shall also provide that NBAP receive written notice within thirty (30) days prior to the effective date of the cancellation, non-renewal or any material change in coverage. Prior to NBAP's execution of this Agreement, SCORE BOARD shall deliver to NBAP a certificate of such insurance evidencing satisfactory coverage. Such insurance obligations shall not limit SCORE BOARD's indemnity obligations, except to the extent that SCORE BOARD's insurance company actually pays NBAP amounts which SCORE BOARD would otherwise pay NBAP.

   (b) NBAP agrees to be solely responsible for, defend, hold harmless and indemnify SCORE BOARD, its directors, officers, employees and agents against any Claims arising out of: (i) a claim that the use of the Licensed Marks as authorized by this Agreement violates or infringes upon the trademark, copyright or other rights of a third party in or to the Licensed Marks; (ii) a claim that the use of the Player Attributes (other than those of SCORE BOARD Endorsers) as authorized in this Agreement violates the right of publicity, or right of privacy, of any NBA players; or (iii) any breach of this Agreement by NBAP, provided NBAP is given immediate written notice of and shall have the option to undertake and conduct the defense of any such Claim. SCORE BOARD shall in no event be entitled to recover for lost profits. In any instance to which the foregoing indemnities pertain, SCORE BOARD shall cooperate fully with NBAP in all respects in connection with any such defense. SCORE BOARD shall not enter into a settlement of such Claim without NBAP's written approval.

9. QUALlTY; APPROVALS; SAMPLES

   SCORE BOARD agrees that the Licensed Products shall meet and conform to high standards of style, quality and appearance. In order to assure NBAP that it is meeting such standards and other provisions of this Agreement, SCORE BOARD shall comply with the following:

   (a) Pre-Production: Before commercial production of any Licensed Product, SCORE BOARD shall submit to NBAP all preliminary and proposed final artwork, three dimensional models (if any), prototypes, mock-ups and pre-production samples of each Licensed Product, including all styles, colors and variations, together with its labels, tags, cartons and containers (including packaging and wrapping materials). All SCORE BOARD submissions under this Paragraph shall be accompanied by forms supplied by NBAP, using one form for each submission and filling in all necessary information. NBAP shall approve or disapprove in writing all submissions, in its sole discretion, before SCORE BOARD shall manufacture, distribute, advertise, use or sell such items. Any article submitted and not disapproved within sixty (60) days after receipt by NBAP shall be deemed approved. Approval of an article which uses particular artwork does not imply approval of such artwork with a different article. SCORE BOARD acknowledges that NBAP's approval of an article does not imply approval of any non-NBA controlled elements contained in any article. In addition, SCORE BOARD acknowledges that NBAP may approve some uses of the Licensed Marks in graphics submitted by SCORE BOARD that do not strictly conform to the Licensed Marks as registered and that, in some jurisdictions, NBAP's ability to enforce its trademark rights against a third party's unauthorized use of such designs may be affected. After samples of articles have been approved, SCORE BOARD shall not make any changes without resubmitting the article for NBAP's written approval.

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                                                            NBAP LICENSE NO. 805

   (b) Production Samples: Before selling or distributing any Licensed Product, SCORE BOARD shall furnish NBAP with, at no charge, for its permanent use, two (2) samples of the Licensed Product from the first production run of each manufacturer of the Licensed Products, including all styles, colors and variations, together with its labels, tags, cartons and containers (including packaging and wrapping materials). If such samples do not conform to all aspects of the Licensed Product as approved or if the quality of such sample does not meet the requirements of this Paragraph, NBAP shall notify SCORE BOARD and such article shall be deemed unapproved and all such articles shall be promptly destroyed. SCORE BOARD shall also furnish NBAP with any additional samples as may reasonably be required by NBAP to promote the sale of Official Licensed Products (e.g., for NBAP's display room, catalogs, mailers and trade shows) or for comparison with earlier samples. In addition, SCORE BOARD agrees to provide NBAP any additional samples as may be required for the permanent use of the Member Teams, not to exceed one (i) sample per Member Team. If NBAP wishes to purchase further quantities of any Licensed Products, SCORE BOARD shall sell such Licensed Products to NBAP at the lowest price SCORE BOARD charges for similar quantities sold to its preferred customers and SCORE BOARD shall pay royalties on such sales.

   (c) Rejections and Non-Compliance: The rights granted under this Agreement do not permit the sale of "seconds" or "irregulars." All submissions or samples not approved by NBAP shall promptly be destroyed by SCORE BOARD. Such destruction shall be attested to in a certificate signed by one of SCORE BOARD's officers. In the event of SCORE BOARD's unapproved manufacture, distribution, use or sale of any products or materials bearing the Licensed Marks, including promotional materials, or the failure of SCORE BOARD to comply with Paragraphs 7(c) or 11(b), NBAP shall have the right to: (i) immediately revoke SCORE BOARD's right with respect to any product(s) licensed under this Agreement, (ii) charge SCORE BOARD as liquidated damages two thousand dollars ($2,000) for each instance of non-compliance with this Paragraph, or (iii) confiscate or order the destruction of such unapproved or non-complying products. Such right(s) shall be without prejudice to any other rights NBAP may have under this Agreement or otherwise.

   (d) Testing: Both before and after Licensed Products are put on the market, SCORE BOARD shall follow reasonable and proper procedures for testing the Licensed Products for compliance with laws, regulations and standards, and shall permit NBAP (upon reasonable notice) to inspect its and its authorized manufacturers testing, manufacturing and quality control records, procedures and facilities and to test or sample Licensed Products for compliance with this subparagraph and Paragraph 9. Licensed Products not complying with applicable laws, regulations and standards shall be deemed unapproved, even if previously approved by NBAP, and shall not be shipped unless and until they have been brought into full compliance.

   (e) Revocation of Approval: In the event the quality, appearance or style of any Licensed Product ceases to be acceptable to NBAP, SCORE BOARD uses the Licensed Marks improperly or in the event that there is an occurrence or factor connected with any such Licensed Product or SCORE BOARD which, in the opinion of NBAP, reflects unfavorably upon the professional, business or personal reputation of NBAP, the NBA or any of its Member Teams, NBAP shall have the right, in its sole discretion. to withdraw its approval of such Licensed Product. SCORE BOARD shall cease the use of the Licensed Marks in connection with the manufacture, sale, distribution, advertisement or use of such Licensed Product immediately upon notice from NBAP and such Licensed Product shall immediately be withdrawn from the market and destroyed. Within ten (10) days after SCORE BOARD's receipt of such notice, SCORE BOARD shall pay all amounts due NBAP with respect to such terminated Licensed Product. If there are other Licensed Products not covered or affected by this subparagraph, this Agreement shall remain in full force and effect as to such other Licensed Products.

10. PROMOTIONAL MATERIAL

    SCORE BOARD agrees that it will not use the Licensed Marks or Player Attributes or any reproduction of the Licensed Marks in any advertising, promotion or display material or in any other manner whatsoever without prior written approval from NBAP. Under no circumstance will "lotteries," "games of chance" or any other type of promotion which NBAP believes reflects unfavorably upon the NBA or its Member Teams be approved. All copy and material depicting or using the Licensed Marks (including display and promotional material, catalogs and press releases) shall be submitted for approval well in advance of production (but in no event less than ten (10) business days) to allow adequate time for NBAP, in its sole discretion, to approve, disapprove or comment upon such materials and for any required changes to be made.

11. DISTRIBUTION; COMPLIANCES

    (a) SCORE BOARD shall use its best efforts to manufacture, distribute and sell, within and throughout the Territory, the Licensed Products in such manner as may be required to meet competition by reputable manufacturers of similar articles. If SCORE BOARD desires to have a third party manufacture or distribute Licensed Products, SCORE BOARD must first notify NBAP of the name and address of such third party

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                                                            NBAP LICENSE NO. 805

        and the Licensed Products such third party will be manufacturing or distributing. NBAP will only grant permission for such manufacture or distribution pursuant to a consent agreement (on a form supplied by NBAP) to be entered into by NBAP, SCORE BOARD and such manufacturer or distributor which will, among other things, require that the third party manufacturer or distributor be subject to all of the terms and conditions of this Agreement. In the event that NBAP does not require the third party to enter into a separate agreement, SCORE BOARD must provide NBAP with a copy of its agreement with the third party. If any of SCORE BOARD's authorized manufacturers or distributors uses the Licensed Marks for any unauthorized purpose. SCORE BOARD shall cooperate fully and use its best efforts in stopping such unauthorized use. SCORE BOARD shall make and maintain adequate arrangements for: (i) the distribution and timely delivery of Licensed Products to retailers within and throughout the Territory, and (ii) supplying retailers with all types, sizes and colors of Licensed Products during the final third of each calendar year for the term of this Agreement. In the event NBAP advises SCORE BOARD that a special promotional effort is to take place in an individual store or chain, SCORE BOARD agrees to use its best efforts to sell the Licensed Products to said store or chain. SCORE BOARD further agrees to give the Licensed Products wide distribution and not to sell Licensed Products to any retail outlet within any area to the exclusion of other retail outlets that may desire to purchase Licensed Products and whose credit rating and marketing image warrants such sale.

    (b) SCORE BOARD shall stamp on all invoices, and shall require all customers who resell the Licensed Products and all authorized sublicensees and distributors to stamp on their invoices, a prominent legend that indicates that the Licensed Products are for sale only within the Territory. SCORE BOARD shall periodically, and at the request of NBAP, inquire of its distributors, agents and customers as to whether they are observing territorial limits and shall periodically report to NBAP the results of such inquiries. SCORE BOARD shall notify NBAP of all orders from, or on behalf of, a customer who SCORE BOARD knows (or has reason to know after having made reasonable inquiry) is located outside the Territory or intends to resell the Licensed Products outside the Territory. If any Licensed Product sold by SCORE BOARD should be determined by NBAP to have been sold outside the Territory with SCORE BOARD's knowledge and failure to report same to NBAP, SCORE BOARD shall compensate NBAP for the injury to its licensing and distribution program and shall pay all costs and expenses, including attorney's fees, required to remove such goods from the marketplace. Any such monetary damages shall be in addition to, and not in lieu of, such other relief (including injunctive relief) as may be available to NBAP. SCORE BOARD shall use best efforts to insure that all wholesale purchasers of the Licensed Products are aware of and comply with the obligation of SCORE BOARD to adhere to the territorial restrictions of this Agreement by incorporating within SCORE BOARD's contracts of sale a provision similar in its essentials to this subparagraph which is a continuing obligation on the re-sale of the Licensed Products to subsequent wholesale purchasers and which makes NBAP a third-party beneficiary of such provision.

    (c) In the event SCORE BOARD sells or distributes other licensed merchandise of a similar grade or quality as the Licensed Products, but which do not bear any of the Licensed Marks, SCORE BOARD will not discriminate in the granting of commissions and discounts to salesmen, dealers and distributors between the Licensed Products and the licensed products of any third party. SCORE BOARD may not package the Licensed Products in combination with other products, whether similar or different, without the prior written approval of NBAP.

    (d) SCORE BOARD shall at all times conduct all aspects of its business in a fair and reasonable manner and in compliance with all applicable laws, government rules and regulations, court and administrative decrees and the highest standard of business ethics then prevailing in the industry.

12. RECORDS; AUDITS

       SCORE BOARD agrees to keep accurate books of account and records covering all transactions relating to the license granted In this Agreement. NBAP and its authorized representatives shall have the right, at all reasonable hours of the day and upon reasonable prior notice, to examine and audit such books of account and records and all other documents and materials in SCORE BOARD's possession or under its control (including records of SCORE BOARD's parents, subsidiaries and affiliates, if they are involved in activities which relate to this Agreement) relating to this Agreement. NBAP shall have free and full access for such purposes and for the purpose of making extracts and copies. Should an audit by NBAP establish a deficiency of more than five percent (5%) between the amount found to be due NBAP and the amount SCORE BOARD actually paid or reported, the cost of the audit will be paid by SCORE BOARD together with the amount of the deficiency, plus interest at the then current prime rate (as announced by Chemical Bank, New York branch) from the date such amount became due until the date of payment. All such books of account and records shall be kept available for at least two (2) years after the termination Of this Agreement, or three (3) years after the end of the fiscal year to which they relate, whichever is earlier. SCORE BOARD further agrees, in order to facilitate inspection of its books and records, that it will designate a symbol or number

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                                                            NBAP LICENSE NO. 805

       which will be used exclusively in connection with the Licensed Products on which royalty payments are payable and that duplicates of all billings to customers with respect to Licensed Products shall be kept for inspection as provided in this Agreement. SCORE BOARD shall cooperate with NBAP in developing an electronic data interchange through which NBAP may access SCORE BOARD's electronic database relating to the manufacture, distribution and sale of Licensed Products (such as work-in-process, finished goods on hand, orders received, deliveries made and any other on-line information relating to the Licensed Products) or developing such other system as will enable NBAP to obtain such information.

13. EARLY TERMINATION

    Without prejudice to any other rights NBAP may have pursuant to this Agreement or otherwise, NBAP shall have the right to terminate this Agreement at any time if:

    (a) Within four (4) months from the date that this Agreement is executed on behalf of NBAP, SCORE BOARD shall not have substantially undertaken the bona-fide distribution and sale of each Licensed Product within and throughout Territory in accordance with this Agreement.

    (b) SCORE BOARD shall on three (3) or more separate occasions fail to timely remit a royalty payment when due which causes NBAP on three (3) or more occasions to demand in writing such payment, NBAP shall have the right to terminate this Agreement, exercisable within thirty (30) days and upon written notice, without affording SCORE BOARD the right to cure any subsequent payment default; provided, however, that NBAP shall have the right to terminate immediately upon SCORE BOARD's failure to make any other payments when such default continues for a period of ten (10) days after receipt of written notice of such default.

    (c) SCORE BOARD or any guarantor under this Agreement shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

    (d) SCORE BOARD shall exhibit a pattern of consistent failure to make timely delivery of the Licensed Products to its retail accounts.

    (e) SCORE BOARD shall fail to perform or shall be in breach of any other material term or condition of this Agreement and such breach continues for a period of thirty (30) days after written notice is sent by NBAP.

    (f) SCORE BOARD, or any of its authorized manufacturers or distributors (with SCORE BOARD's knowledge and consent), (i) delivers Licensed Products outside the Territory, or (ii) sells Licensed Products to a third party who delivers the Licensed Products outside the Territory, unless pursuant to a written distribution permission or separate license agreement with NBAP.

    (g) SCORE BOARD sells to any third party that SCORE BOARD knows, or has reason to know, is altering or modifying the Licensed Products in a manner which would make the Licensed Product unapprovable under this Agreement.

14. DISPOSAL OF STOCK

    Sixty (60) days before the expiration of this Agreement and ten (10) days after any termination under Paragraphs 9 or 13, SCORE BOARD will furnish to NBAP a statement showing the number and description of Licensed Products on hand or in process of manufacture. After expiration or termination of this Agreement, SCORE BOARD shall have no further right to manufacture, advertise, distribute, sell or otherwise deal in any Licensed Products or use the Licensed Marks or Player Attributes except as provided below. For a period of ninety (90) days following the expiration (but not after the termination) of this Agreement, SCORE BOARD may sell-off and deliver Licensed Products which are on hand or in process at the time of such expiration (the "Sell-Off Period"), but only in the normal course of business and at regular selling prices, provided all payments then due are first made to NBAP and statements and payments with respect to the Sell-Off Period are made in accordance with this Agreement. NBAP shall have the option to conduct physical inventories before the expiration of this Agreement until the end of the Sell-Off Period in order to verify such inventory and/or statements. In the event SCORE BOARD refuses to permit such physical inventory, SCORE BOARD shall forfeit its right to dispose of its inventory. After such Sell-Off Period, all inventory on hand or in process (including all promotional and packaging materials) will be destroyed.

15. EQUITABLE RELIEF

    SCORE BOARD acknowledges that NBAP is entering into this Agreement not only in consideration of the royalties to be paid, but also for the promotional value and intrinsic benefit resulting from the manufacture, sale and promotion of the Licensed Products by SCORE BOARD in the Territory. SCORE BOARD also agrees that the Licensed Marks and Player Attributes possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which would be sustained by unauthorized use of the Licensed Marks or Player Attributes. SCOREBOARD acknowledges that: (i) its failure to manufacture, sell and promote the Licensed Products in accordance with this Agreement, including SCORE BOARD's obligation to maintain and not to detract from the value of the Licensed Marks, and (ii) the unauthorized use of the Licensed Marks or Player Attributes will cause immediate and irreparable damage to NBAP and that NBAP would not have an adequate remedy at law. Therefore, SCORE

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                                                            NBAP LICENSE NO. 805

    BOARD agrees that during the Term and thereafter, in addition to such other legal and equitable rights and remedies as shall be available to NBAP, injunction and other equitable relief would be appropriate in the event of a breach of this Agreement, without the necessity of proving damages or furnishing a bond or other security; provided, however, that such remedy shall not be exclusive of other remedies otherwise available to NBAP.

16. NOTICES

    All notices and statements to be given and all payments to be made under this Agreement shall be given or made at the respective address of the parties as set forth above, unless notification of a change of address is given in writing. Any notice of breach or default must be in writing and sent by express delivery and registered or certified mail, return receipt requested, properly addressed and stamped. Any written notice shall be deemed to have been given at the time it is mailed.

17. NO JOINT VENTURE

    Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint venturers. SCORE BOARD shall have no power to obligate or bind NBAP to a third party in any manner whatsoever.

18. ARBITRATION OF CERTAIN MATTERS

    Any dispute or disagreement between the parties relating solely to the amount of royalty payments owing under this Agreement shall be settled by arbitration in New York City under the rules then in effect of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction. No other dispute or disagreement between the parties (including any claim by NBAP that SCORE BOARD is using the Licensed Marks in a manner not authorized by this Agreement or is otherwise in breach of this Agreement) shall be settled by arbitration. All decisions by NBAP relating to disapproval of any Licensed Product or advertising, promotion or display material shall be final and binding on SCORE BOARD and shall not be subject to review in any proceeding.

19. USE OF PLAYERS

    (a) SCORE BOARD acknowledges and agrees that it shall not use the name or likeness of any NBA player in such manner as to constitute an endorsement of any Licensed Product unless SCORE BOARD shall have first obtained the express written consent of that player. SCORE BOARD further agrees that in the event any active player other than a SCORE BOARD Endorser, becomes inactive from NBA or enters into an exclusive license agreement which conflicts with the rights granted hereunder, SCORE BOARD shall, within seventy (70) days of receipt of notice from NBAP that a player has become inactive or has entered into a conflicting exclusive agreement, cease and/or cause the cessation of the production, sale and distribution of all Licensed Products using the Player Attributes of the player for whom NBAP has sent the notice.

    (b) SCORE BOARD acknowledges that (i) NBAP has obtained certain rights to use the likeness of NBA Players including, SCORE BOARD Endorsers, on a group basis under a certain Group License Agreement with the National Basketball Player Association, dated July 19, 1986 (as amended) (the "Group License"), and (ii) SCORE BOARD shall not cause any SCORE BOARD Endorser to "Opt-out" of the Group License with respect to any product or service and shall not prevent or otherwise interfere with NBAP's ability to use any SCORE BOARD Endorser in any NBAP licensing, and to the extent any agreement with a SCORE BOARD Endorser is "exclusive", SCORE BOARD agrees not to assert such exclusivity against NBAP or its licensees.

20. WARRANTIES

    (a) NBAP represents and warrants that it has the right and authority to enter into and perform this Agreement and to grant the rights to the Licensed Marks and Player Attributes.

    (b) SCORE BOARD represents and warrants that: (1) it has the right and authority to enter into and perform this Agreement, (2) each autographed item offered for sale under this Agreement shall have been personally signed by the indicated SCORE BOARD Endorser, and (3) all advertising and promotional materials shall comply with all applicable laws, regulations and standards. NBAP's approval of such materials will not imply a representation or belief that NBAP believes such materials are sufficient to meet applicable laws, regulations and standards.

    (c) SCORE BOARD represents and warrants that during the term of this Agreement it shall take no action, nor shall it cause any SCORE BOARD Endorser to take any action, which would limit any existing right NBAP has under the Group License with respect to the licensing of products and merchandise.

    (d) SCORE BOARD represents and warrants that it has obtained certain exclusive rights from the SCORE BOARD Endorsers with respect to the marketing of collectibles incorporating the SCORE BOARD Endorsers' names and likenesses. With respect to the Licensed Products for which SCORE BOARD is obtaining Group License rights from NBAP hereunder, SCORE BOARD agrees that during the term and within the territory of this Agreement, it shall not assert any such exclusivity against NBAP and its Group License licensees. During the term and within the territory, SCORE BOARD further agrees to waive any claims of exclusivity regarding the SCORE BOARD Endorsers with respect to the following product categories: stickers; coins and medallions; school supplies; mugs and steins; and stationery. With respect to the

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                                                            NBAP LICENSE NO. 805

        product categories not identified herein, NBAP and SCORE BOARD agree to consult and cooperate on a case by case basis regarding the possible further waiver of rights SCORE BOARD has and the SCORE BOARD endorsers.

21. SEVERABILITY

    In the event any provision of this Agreement is found to be void or unenforceable, the remaining provisions shall continue in full force and effect, and the void or unenforceable provision shall be deemed by the parties as replaced by such substitute provision as shall be prepared by NBAP in such form and substance as shall be legally valid and as shall accomplish as near as possible the purpose and intent of the invalid provision.

22. MISCELLANEOUS

    (a) Assignment: This Agreement and any rights granted under this Agreement are personal to SCORE BOARD and shall not be assigned, sublicensed, subcontracted or encumbered, directly or indirectly, by law or by contract, without NBAP's prior written consent. Any transfer of a controlling interest in SCORE BOARD shall be deemed an assignment prohibited by the preceding sentence. Any nonconsensual assignment, sublicense, subcontract or encumbrance of this Agreement shall be invalid and of no force or effect. Upon any such nonconsensual assignment, sublicense or encumbrance, this Agreement shall terminate and all rights granted under this Agreement shall immediately revert to NBAP.

    (b) Waiver: None of the provisions of this Agreement can be waived or modified except expressly by a writing signed by both parties. There are no representations, promises, agreements, warranties, covenants or undertakings other than those contained in this Agreement. No failure on the part of NBAP to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights.

    (c) Governing Law and Jurisdiction: This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws. Any claim arising under this Agreement (except as provided under Paragraph 18) shall be prosecuted in a court of competent jurisdiction located within the City of New York, and SCORE BOARD consents to the jurisdiction of such court and to the service of process by mail.

    (d) Construction: This Agreement, together with any exhibits or attachments, constitutes the entire agreement and understanding between the parties and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter of this Agreement between SCORE BOARD and the NBA, any Member Team or NBAP. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. This Agreement shall not be binding on NBAP until signed on its behalf by its president or an officer designated by the president to sign.

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